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The following is a transcript of EXOR S.p.A.’s (“EXOR”) Investor and Analyst Conference Call conducted on May 29, 2015:

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

CEO’s Update
John Elkann
Chairman and CEO, EXOR SpA

Welcome to everyone; good morning in the US and North America, good afternoon here in Europe and good evening in Asia for who is following us.  We had a very eventful day and it is our tradition, when we have our AGM to have the day where we are able to communicate with all our different stakeholders.  So we had our shareholders meeting this morning; we had the press conference and now we are going to have our investors and analysts conference call.
What I would like to do today is talk to you briefly about EXOR, have the opportunity to walk you through the Cushman & Wakefield disposal, which has been announced a couple of weeks ago, and have the opportunity to talk about our $137.50 per share, all‑cash, binding offer to acquire PartnerRe and then I will be happy to answer to your questions.
EXOR is one of Europe’s leading investment companies and EXOR is controlled by my family.  It has a century of activity in different forms, linked to very successful investments and building great businesses.
Our net asset value is of €13.5 billion and our goal is, in the long term, to have our NAV, our net asset value, grow more than the benchmark we have, which is the MSCI World Index in euros.
Today, at our AGM, we appointed a new board of directors.  We have been evolving as an organisation and so has our board; we have shrunk the number of directors we had from 17 to 15 and in 2015 we will have a board which will be with a majority of independent directors.  I am very proud that the directors we have and the independent directors are great directors, are very high‑profile, both for their international and global experiences but also for the knowledge they bring to EXOR and to EXOR’s development.
We have a great board and today we had the shareholders agree on the new slot of directors.
Now, as we speak about EXOR, today we hit our record high of a share price and we have reached above €45.43, which was the record that we reached this week.  In EXOR history, which started in 2009, EXOR is the resultant entity from the merger of IFI‑IFIL, has, in these years, developed from a share price of €6.15 to, now, more than €45.43.  So, in this period of time, we were able to increase our value by seven times.  And this is what we really highlighted to our shareholders today and I want to thank our shareholders who have been with us during this timeframe, who have been supportive of what we have done, of the evolution that we have had and who are supportive to build a great future with us.
And talking about our future, I would like to speak about our past, with Cushman & Wakefield.  Cushman & Wakefield is a company, as you can see, in page 10, that we invested in, in 2007.  We acquired 71.52% of Cushman & Wakefield, investing $625 million and we had no idea of what was going to happen in 2008 and 2009.  Cushman & Wakefield was a great company, primarily US‑centric, operating in the service space of commercial real estate.  And in operating in that industry, it was hit hard in 2008–2009.

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

Now, EXOR always wants its companies to have strong balance sheets and in fact Cushman & Wakefield went through the crisis without having to go through any capital increase, which is what happened to its main competitors in that period.
We supported Cushman & Wakefield with a credit facility in that timeframe and we did it because we felt that Cushman & Wakefield was going to get stronger in exiting from the crisis.  And in fact, if you look on the next page, page 11, you can observe how, under our ownership, Cushman & Wakefield grew to be a much stronger company.  We have been able to build a global business by growing the non‑US part of the business; we have been able to develop the company into new areas, areas which are less dependent on transaction and are more recurrent revenue, and we did this by improving the profitability of Cushman & Wakefield.  In fact, within its peer group and among the big players within the industry, Cushman & Wakefield is the only one who has been able to increase its profitability.
And as we grew the business, the top line the bottom line, we also hired many people and the business not only became a stronger business and more profitable business but also became a business which went from 11,500 employees to, today, 16,200.  And this is something that we are very proud about.
We decided in 2015, the beginning of this year, to explore different avenues to see how the business could grow stronger and how we could make sure that what we had developed in these years could be sustained and improved.  And we were able to find, in DTZ, a great place for Cushman & Wakefield.  The combination of Cushman & Wakefield and DTZ is going to be a very strong company.  It is going to be a company with more than 5.5 billion of revenue, employing more than 40,000 people, very well‑distributed around the world.  And we are very proud to see the journey of Cushman & Wakefield continuing.  The combined entity will carry the iconic brand of Cushman & Wakefield as the name of the company and we are also very happy to have been able to realise the value that we created in these years.
The enterprise value that was recognised was above US $2 billion.  We are going to generate a capital gain of $722 million, which means that we will be having two times the money and that, compared to what the other peers have done in this timeframe and our index, is superior.
So, in all respects, Cushman & Wakefield has been a business that we have been able to grow and make it stronger; that has a great future in front of itself with DTZ and in the new combination that will carry the name of Cushman & Wakefield and it has been a great investment for EXOR, where we have been able to double our money and do much better than our peers and the index.
Now I would like to take the opportunity, today, to talk about PartnerRe.  So, now that I have highlighted what we have achieved with Cushman & Wakefield and we have more means, we also want to invest those means.  And as we last spoke, when we announced the investment in PartnerRe, the acquisition of PartnerRe, I wanted, today, to have the opportunity to update you.
But before starting I would like to thank very much PartnerRe shareholders and all the people who work in PartnerRe who are, today, on the call.  We think PartnerRe is a great business and we think it is such a great business that we have invested in PartnerRe more than $600 million and we are, today, PartnerRe’s largest shareholder and we want to acquire all of

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

PartnerRe.  And this is what I would like to tell you more about today and have the opportunity of talking about our offer and the path forward to get it done.
Now, I will be summarising and we have prepared different pages that you will be able to read and which will have a lot of content.  I would like to start with an executive summary and first of all, just remind that our offer, EXOR’s binding offer to acquire PartnerRe for $137.50 per share in cash, which means $6.8 billion in total, is clearly superior to the AXIS transaction.
Now, what has been interesting in the latest development is despite this and despite the facts, this offer has been considered unacceptable by PartnerRe’s board.  Now, I remain convinced and open and willing to engage and there is a way to engage; there is a contractual agreement and there is a very clear path in which one can engage and I remain hopeful that this is the way we can go forward.
Now, if we go to the next page, what I would like to say to PartnerRe’s common shareholders is that in case there was not the opportunity to engage, as I truly hope we can and as soon as possible, we have a date for the SGM, if shareholders do what is in their best interests and vote against the AXIS agreement, EXOR will be there.  We will be there with our binding offer; our offer is there; our offer is firm; our offer requires no due diligence and our offer is fully‑financed.  So I just want to make clear that we are there.
Now, why are we there?  If you turn to the next page, page 16, on every element our offer is, by far, superior and I would like to go into a little more detail why that is.
So, if you turn to page 17 and you compare $137.50 to $125.17, which is the unaffected value of the revised AXIS transaction – which, by the way, is a 90% stock offer – it is by far superior, just from a financial standpoint.  Now if you consider holding the resulting paper of PartnerRe AXIS or taking our money and investing it in a basket of reinsurance businesses, because that has been a theme of what would be better, in terms of cost opportunity, there is no doubt what is better: take the money and invest it in a basket.
Now, I would like to address an important consideration on the next page.  When we look at the price that we are offering, this is the highest price that PartnerRe has reached and this is a 20% premium to the latest, unaffected, share price of PartnerRe.  Now, if we go back five years from now – and the last five years have not been a good environment for the reinsurance industry – as you can observe by the chart, what we are proposing to the shareholders is a very interesting proposal.
Now if you compare that proposal, as you can see on the next page, page 19, we are speaking about a merger which gives 90% in paper and that paper is linked with a lot of uncertainties, just based on the complexities that any merger has.  And when we see a merger in a service business and in this type of business, which wants to achieve 200 million of synergies – synergies fundamentally, in this business, means less people.  So, apart from the social impact of that, just considering the complexity of execution and the difficulty of operating such businesses for its employees and for its clients, we also have the uncertainties within the industry.  There is no doubt that the industry is facing a lot of headwinds and by the way, if we look at profitability projected by PartnerRe, the profitability is inferior in the years to come than it is today.

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

Now what I think is interesting to look, on page 20, is that the market has ascribed limited value to the synergies.  In fact, the price since announcement has not changed and in fact it actually went down.
But I do not think that our offer is only superior from a financial standpoint.  As you can observe on page 21, it is superior also from a contractual standpoint; our terms are just better.  Just an example, we are not asking for a minimum A rating, and the level of certainties in our contractual terms are just more compelling.
I would like to address also the other stakeholders of PartnerRe.  First of all, the preferred shareholders.  And what I would like to highlight is that preferred shareholders of PartnerRe under EXOR’s ownership will be in a much better spot than today in a standalone company, and in a merged company with AXIS.  We have no intention of reducing the financial resources of PartnerRe through extraordinary dividends or other forms.  We are committed to strengthen that balance sheet.  As I mentioned when I was talking about Cushman & Wakefield, which is a very recent example, but if we go in the past there are many more, we are an owner who is committed to make sure that the companies we own have a strong balance sheet, and to sustain them also during also during difficult periods.  As all of you know, insurance and re‑insurance are volatile business, so they go through difficult moments.
But, I do not want to just state all the merits for preferred shareholders of owning preferred shares of PartnerRe under our ownership.  I also want to make clear, because there has been some confusion, that the terms and rights remain the same.  There is absolutely no change in tax treatment.  In fact, everything not only will be similar, but the reality is that preferred shareholders will be in a much stronger position in a PartnerRe owned by EXOR.
Now to address other stakeholders, I would like to go to page 23, and for the many stakeholders of PartnerRe, starting by its employee base, its management team, its clients, the regulators, there is no doubt that PartnerRe staying true to what it is and having an owner who is interested in building on that basis an even stronger business, which is not competing with its clients, which does not want to reduce the headcount, which is determine in strengthening its balance sheet is better for the stakeholders.
Now the merits of our superior proposals are not only good financially, are not only good for all stakeholders, are not only good because of the terms, but one of the main points that has been raised by the board is closing certainty.  I just want to make sure today that you are all aware that we have an A-team in place to go through with us on the regulatory track.  And by the way, we have owned insurance and reinsurance business through companies we own, we have them today, we own financial services regulated businesses.  So all the regulatory track is something which is very familiar, and we can assure you that we have very good relationships with all regulators in the businesses we are in.
There are a lot of things that I would have liked to address, but what I thought would be effective and with the help of our advisors, we have put in the appendix a couple of pages which basically will help you with answers to all of the points that have been raised around certainty of closure.  They should be very helpful in guiding you through the answers to what was raised.
What I would like to do is to try and summarise what has happened in these recent months and page 25 and 26 will help outline some of the actions taken by PartnerRe’s board today.

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

Unfortunately, from the beginning, the board has run a flawed process that has ultimately protected the AXIS transaction, rather than seek the best transaction for its shareholders, for its employees, for its customers.  In January the transaction committee, who fundamentally is leading this process, entered into a transaction that valued PartnerRe at 6% discount to its market price, without contacting any other parties and without any participation of PartnerRe’s management.  By the way, the CEO resigned after that.  Now, we came with a proposal of $100 per share, which was a superior proposal: US $130, on April 14th.
As I had told you when we made the proposal, when we had the opportunity to speak with our investors, we were hoping to have a swift process, and a constructive and amicable dialogue.  Well, in a very unusual way, dialogue started with a waiver, and that opened up conversations.  The problem with those conversations is that those conversations would not engage bilaterally, and we did not have any opportunity to be granted due diligence.
If we go on page 26, I would like to recall some of the latest turns of events.  We came out with a proposal, and this is our last and final proposal, of $107.50 per share, all cash.  Surprisingly, this proposal was considered by the board as unacceptable.  That was very surprising, because as I have told you, on any front our proposal is by far superior.  But what was more surprising was their unwillingness to engage within a legal framework that has been established, within the amalgamation agreement between PartnerRe and AXIS.  An unwillingness to dialogue, an unwillingness to try and find a way within a clear path of seeing how we could improve certainty, which as I addressed before, is easy to be done.  Despite this, despite the tones which surprised us very much, and despite the way the board reacted, as you can see on page 27, we remain willing to engage.  We want to engage, and we think that the opportunity to engage within a process which is the process that exists would be an important step.
Now, as you can see on the next page, we also understand that that might not be possible, that the board may prefers not to go forward in the way they have agreed in the amalgamation agreement.  That is why having shareholders like we have seen in the last week, in a public forum or in a private forum, raise their expectations and make themselves heard will be helpful to get to the right outcome.  Hopefully, as soon as we have a date for the SGM, we want to make sure that if dialogue will not be possible then we will be there.  If shareholders vote in their best interests, we will be there to be able to go forward with a proposal which is far superior to what the board is recommending.  If the board needs to have shareholders to vote for them to act, then I think it is very important to be prepared for that, which is the reason why we filed the proxy materials with the SEC.
I hope, as I mentioned before, that constructive dialogue within a clear framework can be held.  I am confident that we will get the right outcome for shareholders and, if that happens, as you can see on that page, this is very much how EXOR will look like.  As EXOR shareholders know, we have been looking to find a great business to complement the great businesses we own, to have a business which is different in nature from the industrial companies we own. PartnerRe would be a good if not a great complement to FCA and CNH Industrial, and it would represent a third of our gross asset value.  Owning PartnerRe is something that we can do.  We have the financing in place, and we are committed as EXOR as we are committed within our investing companies, to maintaining a conservative capital structure.

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

I would like to thank you all for listening, and I look forward answering to any questions you have.
Operator: Thank you.  If you would like to ask a question at this time please press star 1 on your telephone keypad.  Please ensure that the mute function on your telephone is switched off to allow your signal to reach our equipment.  Again please press star 1 on your telephone keypad to ask a question.  We will now pause for just a moment to allow everyone to signal. We will now take our first question from Martino de Ambroggi from Equita.  Please go ahead, your line is now open.
Martino de Ambroggi (Equita): Thank you.  Good morning and good afternoon everybody.  My first question is on the result in loan to value.  If you succeed with the PartnerRe offer, your loan to value will exceed the ideal threshold that you had in mind in the recent past.  Also taking into account the volatility of FCA, and we saw something recently about it, I was wondering if you are planning to sell other assets, over maybe not in the short term, but over the medium term in order to restore a stronger financial structure in case you succeed with PartnerRe.
John Elkann: As I mentioned ending the presentation, we are committed to maintaining a conservative balance sheet, so there is no doubt that we want to stay within the parameters that you just said.  There are two ways of doing that: one is with our gross asset value, so I am confident that our gross asset value has potential to increase, especially if I look at the plans of FCA and CNH Industrial; and on the other hand, also by being able to reduce our debt, which is definitely something that we would do.  You have seen that we started reducing our financial investments by selling recently a little less 5% of stake we had in AWAC, which is an insurance company.
Martino de Ambroggi: The second question is on the FCA subject that was not focused on during the presentation.  There were a lot of discussions about possible aggregations and so on, but my question is: are you willing to support an aggregation, even in the case that it is not backed by a framed agreement with the counter party?  Or, are you just supporting something that can be a friendly agreed?
John Elkann: We think there is a lot of merit in consolidation within the car industry, and that has happened in other industries in the past, like the steel industry or in the aeronautical industry.  The usage of capital can be done in a much more efficient way.  The industry as a whole spends $2 billion a week.  The point that Sergio Marchionne, the CEO of FCA, made a little more than a month ago is a very valid point in terms of addressing an issue the industry has, which is spending a lot of capital which is delivering returns underneath on average its cost of capital.  A way of addressing that is through consolidation.
The reason why we are very confident on this very rational argument is because we lived it through as we were putting Fiat and Chrysler together.  As I wrote in my shareholders letter, the example, very clear example of that is the great products that we have launched recently, the Jeep Renegade and the Fiat 500X, which are an example of that because, in doing those products, we have nearly saved a billion of capital.  That rational case is a very strong case, and I think that the important discussion to be held, and what today is interesting is that we see how no-one argues with the soundness of our reasoning, is to have a dialogue.  When

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

you have dialogue started, there will be things that will happen, not necessarily to us, but in general for the industry.
Martino de Ambroggi: But you would support sort of a forced situation, or do you just want to discuss nobody is against – the global picture regarding the need for aggregation?
John Elkann: As I said before, I think the important thing is to have a mature discussion and what we are talking about are very rational and factual arguments.  There is no doubt to me that these discussions are happening, will happen; and as I wrote in my letter, the important thing is if they lead to something, that this is not caused by crisis, but it is caused by rationality and we should not get enamoured by figures on paper, but we also have to see how successful combinations rely on soft aspects, which are very much around cultures, complementarities.  Those are the important things we should be focusing on.  Thank you.
Martino de Ambroggi: Thank you if I may just follow up on that structure, can Treasury shares be used to reduce debt or the debt to be cancelled?
John Elkann: As I mentioned to you, I am very comfortable that we have already started with financial investments and we have other means of being able to get within the parameters.
Operator:  We will now take our next question from Charles Sebaski from BMO Capital Markets.  Please go ahead, your line is open.
Charles Sebaski (BMO Capital Markets): The first question is: do you give any insight on how many of the PartnerRe shareholders you have been able to have discussions with to date regarding your proposal relative to the AXIS transaction?
John Elkann: That is a quick answer: we are waiting to have SEC approval to be able to engage in discussions with them.
Charles Sebaski: The next is: on your presentation and talking about the headwinds of the industry and some of the challenges regarding the AXIS transaction I believe on page 19 of your presentation, a devil’s advocate would say that these should also be reasons that you would not be interested in PartnerRe or the industry, and I guess how do we reconcile what PartnerRe’s board, who is standing in the way of your offer, is saying they view the company and its prospects the same way you do, in spite of these challenges, how do you reconcile these challenges with your interest in this business?
John Elkann: There is nothing to reconcile.  I do think it is a great question for our shareholders.  As you know, we are long-term oriented, so we do believe that if you take a long-term view, we have comfort that the reinsurance industry, despite it has a lot of headwinds, it most likely will be a less attractive industry in the future than in the past.  The offer we made is fairly valued and that is why it is our last and final.  Having said that, what the board should be doing is being factual and recommending to their shareholders not hypothetical cases but what is today on the table.  And there is a merger and there is an offer and there is no doubt in my mind what is in the best interests not only of the common shareholders but also of every stakeholder.
Charles Sebaski: How long, following a shareholder vote that went in your favour, would it take to close the transaction from that point forward?  Obviously PartnerRe has not set the

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

date on the vote, but whenever they do, how much time following that vote would it take for you, being successful in a vote, to close?
John Elkann: I would say that we have two days after the vote, which are left to the board to agree on a common path.  And if the board goes forward on a common path with us very quickly.  We have a great team in place so, in terms of the timing, I would say minimum four months, maximum six months.
Charles Sebaski: Thank you very much for the answers.
John Elkann: Thank you for the questions.
Operator:  We will now take our next question from Monica Bosio from Banca IMI.  Please go ahead, your line is open.
Monica Bosio (Banca IMI): Good afternoon everyone, I hope the line is fine.  I would have two questions.  The presentation has been very clear but just to be sure.  The first question is why is EXOR unwilling to engage in a dialogue with PartnerRe in the base of the waiver?  Just as a further check, you have a lot about PartnerRe preferred shareholders, can you give us some more flavour on how EXOR is planning to convince the preferred shareholders to vote against the AXIS deal?  Thank you very much.
John Elkann: Well, I do not want to be too legalistic.  We have had the opportunity for a dialogue on the basis of a waiver.  Now a waiver is very unusual, especially if you already have the path forward, where the point of this path forward is to enable other parties to actually make better offers than the one that is considered in the amalgamation.  So you should want a company which enters into an amalgamation to be cognisant that you might have other interested parties and, instead of avoiding these interested parties, to manifest themselves or be able to engage, you on the contrary should be helpful in doing that.  So the waiver has allowed us to have the dialogue.
The problem is that it became very clear that it was used to delay and provide time to renegotiate with AXIS and in that sense it was effective to that end and it was effective to the end of having a higher offer coming from us.  Now we have done it, it was effective to that purpose.  It was also very detrimental in terms of timing and in not leading to a constructive dialogue that we are used to.  So I think that we are now in the situation where this is our last and final offer and the only way to do things seriously is to do them by the book, and by the book means following the contractual agreement that already exists.
Now for the preferred shareholders, what I would just like to outline is that preferred shareholders will benefit from PartnerRe being owned by EXOR, both for the stand-alone, which is the case today, and in a merged entity AXIS PartnerRe.  Fundamentally because the way we operate and the way we look at companies is really to make sure that they are very strong balance-sheet-wise and, just as an example, we would not consider extraordinary dividends that ultimately weaken the business.  So, I hope I was clear.
Monica Bosio: Yes, very clear.  Thank you very much.
Amit Kumar (Macquarie): Good afternoon.  The first question is on the path forward.  You do not have an open tender offer for PartnerRe shares yet.  I am curious.  Let us say, even if the AXIS offer gets voted down, what prevents PartnerRe from saying that they still do not

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

want to sell to you, they will either choose to remain independent or look for another buyer or even buy something themselves?  What stops them from doing that?
John Elkann: Nothing. Absolutely nothing.  Nothing stops them from doing that.  We felt that launching a tender offer would not have the same nature as what we came up with because we strongly believe that it would be so much better to have a constructive dialogue.  Now if the board needs to have shareholders with an SGM tell them what is in their best interest for them to act upon those interests, we have the opportunity of two days in which that can be done.  We felt that a tender offer would fundamentally not lead to what we feel is a better way forward which is an engagement with the company we want to acquire.  Now, if they continue seeking inferior options, then I think that that is hypothetical.  I have no reason to think that that would be the way they proceed.  I am sure that they are very rational at the end of the day and I am very confident that reason prevails.  I really do not look at those hypotheses.
Amit Kumar: If it were to come to that, would you be open to it?
John Elkann: To what?
Amit Kumar: To a hostile open tender offer.
John Elkann: I am a strong believer that rationality prevails and the way we have been setting our proposal is really to try and get there.  I think that, at the end of the day, if a board needs its shareholders to tell them what is in their best interest, I am sure that the board will act upon that.
Amit Kumar: That is helpful.  The only other question I have is, I guess, in response to the previous question.  Are you fundamentally opposed to the thought process on a pre-closed dividend?  The reason why I am asking is, hypothetically, if you look PartnerRe’s consensus book value and you look at your offer price, why not just allow PartnerRe to pay some sort of a pre-closed dividend if that is what it takes to get this deal past the finish line?
John Elkann: Our offer is the one we put forward and that is a great offer in any respects.  But, that is good in helping to negotiate but we are not negotiating.  We are really very clear about what is in the best interest of our shareholders and which, by the way, as I have explained, is in the best interest of PartnerRe shareholders, without taking into account the stakeholders which would definitely benefit in being part of a company owned by EXOR.
Amit Kumar: That is all I have.  Thanks for the answers and good luck for the future.
John Elkann: Thank you very much.
Alberto Villa (Intermonte): Hi to everyone.  A few questions from my side.  Back on the PartnerRe again, just wanted some clarification on the break-up fees, the cost inflation that has been pretty high, wanted to understand if there are any ways in the case you are successful in the offer to avoid or reduce this break-up fee cost and if you can quantify eventually what you are expecting to pay.
Second question is now that you put forward an upgraded offer and with the break-up fees inclusion, what we can expect in terms of your expectations, long term, for IRR of this investment or, if you want to comment specifically on this investment, what is your

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

expectations in terms of IRR of an investment of this size you would consider as interesting for EXOR?
John Elkann: On the break-up fee, I mean, it is very anomalous, the number that was put in and the increased number.  Now, as I mentioned before, generally what happens is you try and entice other parties to be involved, especially if you’re seeking the best interest of common shareholders.  So the break-up fee, you are right, is very high and it would not be market price to have such a high break-up fee.
Now, we are assuming to pay the break-up fee in our calculations.  If we were to go forward, we would definitely honour that engagement and we would go forward and pay.  For EXOR, the objective is that our net asset value grows over time beating the MSCI World.  If you look on average, historically, the MSCI World delivered 8%.  What we expect is to do more than that.  We think that PartnerRe has the potential to deliver that.
Alberto Villa: Okay.  Thanks.  Moving to another subject on FCA, the hot topic is consolidation and Sergio Marchionne is, I mean, considering consolidation a long time.  I was just wondering if the decision to create a loyalty vote system in FCA facilitates or could represent a sort of an obstacle to the process of consolidation considering the fact that potentially, I mean, after the spinoff of Ferrari, FCA size is pretty smaller compared to some competitors or rivals that FCA might consider as quite interesting partners in the future.  Do you think that, I mean, having this kind of loyalty system vote in place might be sort of, I mean, not an ideal situation or you do not think it is a problem?
John Elkann: I think it is a plus because we have been clear and consistent with that that we are seeking the best interest of the company.  If there were to be an interesting opportunity within the car industry, we would be favourable to that.  As I have had the opportunity to say publicly, EXOR and my family who owns the majority of EXOR will not be an impediment to a good transaction for FCA.  We have not been and we will not be.  If there is a good opportunity and if that opportunity meant dilution, that is something that we would look at in a very rational way.
Alberto Villa: Okay.  Thanks.  I have a final question.  I am sorry but I cannot avoid asking you.  I am Juventus supporter so I wanted to ask you if you can give us an anticipation of the 11-men squad that will take on Barca in Berlin, any comment on that?
John Elkann: I am very happy to close today with that as we started our last investor and analyst call after we had a great victory of Juventus.  It has been an extraordinary season.  I am amazed.  For my two boys who are eight and seven, they have been so spoiled by Juventus this season.  It was 20 years we had not won the cup of Italy, which we won.  We won the fourth championship in a row, so it is incredible.  The season is not over because as you point out there is a big game on Saturday, in a week, in Berlin against Barca.  Finals are tough and have always been tough for Juventus but I really hope that all of you listening cross fingers for Juventus because it is very important to have all the good energy to do a great win in Berlin next Saturday.  Thank you very much to everyone and Forza Juve, Alberto.
Operator: There are no further questions at this time.  That will conclude today’s question-and-answer session.  I would now like to turn the call back to Mr Elkann for any additional or closing remarks.

EXOR Investors and Analysts Conference Call	Friday, 29th May 2015

John Elkann: Thank you very much to all of you and I wish you a great day, afternoon and evening.
[END OF TRANSCRIPT]

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